Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	+1 847 943 5678	+1 847 943 5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Calls for

Redemption of 3.625% Notes due 2023

CHICAGO, IL, November 4, 2020 – Mondelēz International, Inc. (NASDAQ: MDLZ) (“Mondelēz International” or the “Company”) today called for redemption the entire $391,078,000 aggregate principal amount of its outstanding 3.625% Notes due 2023 (CUSIP No. 609207AQ8 ) (the “Notes”), which were issued pursuant to the Indenture, dated as of March 6, 2015 (as supplemented and amended from time to time, the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Officers’ Certificate of the Company, dated as of May 7, 2018, issued pursuant to Section 301 of the Base Indenture.

The Notes will be redeemed on December 4, 2020 (the “Redemption Date”), at a redemption price (the “Redemption Price”) equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) that would have been payable if the Notes matured on April 7, 2023 discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes) plus 15 basis points, plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

The Company expects to publish the actual Redemption Price in the investor section of its website (www.mondelezinternational.com/investors) once it has been determined.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2019 net revenues of approximately $26 billion, Mondelēz International is leading the future of snacking with iconic global and local brands such as OREO, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “intend” and similar expressions are intended to identify Mondelēz International’s forward-looking statements, including, but not limited to, statements about the redemption of the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Mondelēz International’s control, which could cause Mondelēz International’s actual results to differ materially from those indicated in Mondelēz International’s forward-looking statements. Please see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission, including Mondelēz International’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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